PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259729

Creek Road Miners, Inc.

19,733,346 Shares of Common Stock

This prospectus relates to the resale, by the selling stockholders identified in this prospectus, of up to an aggregate of 19,733,346 shares of our common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 10,800,000 shares of Common Stock issuable upon the automatic conversion of the Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), issuable upon the exercise of warrants (the “March Warrants”) issued in a private placement in March 2021 (the “March 2021 Private Placement”), (ii) up to 4,400,000 shares of Common Stock issuable upon conversion of the Series B Preferred Stock issued in the March 2021 Private Placement, (iii) 2,266,673 shares of Common Stock issued in a private placement in August 2021 (the “August 2021 Private Placement”), and (iv) 2,266,673 shares of Common Stock issuable upon the exercise of warrants issued in the August 2021 Private Placement (the “August Warrants” and together with the March Warrants, the “Warrants”).

The selling stockholders are identified in the table on page 10 of this prospectus. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of the Warrants if the holders do not exercise the Warrants on a cashless basis. See “Use of Proceeds.”

The selling stockholders may sell all or a portion of the shares of Common Stock from time to time in market transactions through any market on which our shares of Common Stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Common Stock is listed on The OTC Markets under the symbol “CRKR.” On October 5, 2021, the last reported sale price of our Common Stock was $1.55 per share.

Investing in our securities involves a high degree of risk. The risks are described in the “Risk Factors” section beginning on page 6 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement, before investing in these securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2021.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the selling stockholder, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references to “we,” “our,” “us” or the “Company” in this prospectus mean Creek Road Miners, Inc. on a consolidated basis with its subsidiaries, as applicable. Our logo and all product names are our common law trademarks. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

Prior to the onset of COVID-19, we produced live pop culture conventions (“Comic Conventions”) across the United States providing a social networking and entertainment venue for enthusiasts of movies, TV shows, video games, technology, toys, social networking, gaming, comic books, and graphic novels. Our Comic Conventions have provided an opportunity for companies in the entertainment, toy, gaming, publishing and retail business to carry out sales, marketing, product promotion, public relations, advertising, and sponsorship efforts. However, with the advent of COVID-19, we have not been able to produce a live event since March 8, 2020. Many events that had been planned for 2020 after March 8, 2020, were postponed indefinitely. The timing of when live events can be resumed is dependent upon the progression of the COVID-19 pandemic, the availability and effectiveness of the vaccines that have been introduced and the imposition of governmental authority either allowing or disallowing the mounting of live events.

Our target audience includes men and women in the 18 to 34-year-old demographic, together with families of all ages who are fans of various types of entertainment and media, including movies, music, toys, video games, consumer electronics, computers, and lifestyle products (e.g., clothes, footwear, digital devices, and mobile phones). We continuously review our existing operations and procedures relating to our Comic Conventions to ensure that we produce the best possible fan experience at our Comic Conventions and maximize revenue while containing costs.

Following our last live event in Cleveland, Ohio in early March 2020, we transitioned nimbly to a Virtual Event Format that went from concept to execution in three weeks, with our first virtual event held on March 31, 2020. Since March 31, 2020, we have broadcast over 200 interactive virtual events across three platforms: Twitch, Facebook and YouTube. Programming has included celebrity cast reunions and game shows, concerts, workshops and how-to classes, gaming with celebrities, cosplay contests, fan panels and more.

To augment our move into digital programming, in the first quarter of 2020, we launched an e-commerce site, Wizard World Vault (the “Vault”), which features the best in pop culture memorabilia from the Wizard World Live and virtual events, along with items from the top artists and exhibitors in the memorabilia world. The Vault is a collection of autographed photographs, memorabilia and one-of-a-kind collectibles that are offered for sale via e-commerce. The Vault, which launched at or about the same time as the Virtual Experiences, has already proven to be a popular source of celebrity memorabilia among fans of motion pictures and television programming. Included in the Vault is inventory which includes stock from our inventory of merchandise, consignment inventory, and merchandise that is being sourced for sale by us. Wizard World and Vault are reaching an average of 1.5 million people weekly through our platforms – with enormous potential for upselling and cross-merchandising.

On April 28, 2020, we, through one of our wholly-owned operating subsidiaries, acquired the assets of the creator of the Jevo machine, which is a patent-protected first-mover application for the creation of gelatin shots. With Jevo, we have diversified our revenue generation capabilities by manufacturing, marketing and selling Jevo units and related consumables, both nationally and internationally, to bars, restaurants, clubs, casinos, hotels, cruise lines, resorts and other establishments that serve beverages (both alcoholic and non-alcoholic) to the public. In addition to food and beverage applications, we have identified other market segments where the Jevo units can be marketed including, but not limited to, the healthcare and cannabis industries. The Company intends to resume the manufacturing of the Jevo units with a target of producing new Jevo machines in the second quarter of 2021.

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There has recently been considerable interest in a consumer category of digital products known as NFTs (Non-Fungible Tokens). NFTs are collectibles where various objects (including pictures, music and video) are digitized. The digital version of the object is sold as a unique, blockchain-authenticated collectible. Although the NFT market is currently gaining considerable attention in the press, and is achieving traction with consumers, it is impossible to know the ultimate size and significance of the NFT marketplace. We, having captured thousands of hours of video elements, consisting of millions of desirable frames of content, and possessing an extensive collection of celebrity collectables and our current market position in the pop-culture consumer products, are likely prepared to enter this sector. Additionally, the fan base that comprises our largest constituency is already active in the digital space and the brand extension into digital collectibles is a natural progression into a new and vibrant marketplace. Our preparation is further bolstered by the fact that we already own content and have the necessary marketing and distribution apparatus already in place. We are continuing our development and marketing efforts and expect to launch this product in the next quarter.

On July 9, 2021, we changed our name from Wizard Brands, Inc. to Creek Road Miners, Inc. as part of a move to expand the current NFT minting activities into mining cryptocurrencies. We intend to develop and operate “scaled up” bitcoin manufacturing facilities using natural gas to power operations. In doing so, we enhance shareholder value by creatively leveraging otherwise unusable or underutilized resources. Given the global environmental concerns surrounding cryptocurrencies, our Economical, Social, and Governance focused solutions have the potential to significantly reduce the carbon footprint of mining these assets when compared to existing operations. In the quarter ended June 30, 2021, we entered into an agreement in principle to acquire 2 megawatts of bitcoin miners. Each megawatt of bitcoin miners is expected to be placed in one of two distinct and strategic geographic locations with different temperatures, humidity, and weather patterns. The first facility is expected to be completed and fully operational by the end of 2021 and followed by an aggressive schedule for developing additional sites.

March 2021 Private Placement

On March 29, 2021, we consummated the transactions contemplated by the securities purchase agreement with Leviston Resources LLC, pursuant to which, we issued in a private placement: (i) 5,000 shares of Series B Preferred Stock, and (ii) a warrant to acquire 5,000 shares of Series B Preferred Stock at an exercise price of $1,000 per share, which became exercisable immediately upon issuance and which expires on March 26, 2023; and (iii) a warrant to acquire 5,000 shares of Series B Preferred Stock at an exercise price of $1,000 per share, which became exercisable immediately upon issuance and which expires on March 26, 2024. On July 16, 2021 we amended the agreements in connection with the private placement. The Series B Preferred Stock is convertible at a price (as adjusted, “Series B Conversion Price”) equal to the lesser of (x) $4.52 and (y) 85% of the lowest variable weighted average price (“VWAP”) of the Common Stock on a trading day during the 10 trading days prior to and ending on, and including, the date of conversion, subject to a conversion price floor of $1.00, but not to exceed $1.50, subject to further adjustment in the event that the Company, subject to certain exemptions, disposes of or issues any common stock or securities convertible into, exercisable, or exchangeable for common stock for no consideration or for consideration less than the applicable Series B Conversion Price in effect immediately prior to such issuance. Pursuant to the terms of the 2021 Warrants, the Series B Preferred Stock issuable upon exercise are automatically convertible into shares of Common Stock at the Series B Conversion Price.

The foregoing description of the March 2021 Private Placement and the securities issued in such financing are qualified in its entirety by reference to the applicable agreements and the amendments thereto, furnished as exhibits to our Current Reports on Form 8-K relating to the March 2021 Private Placement filed with the SEC on April 2, 2021 and July 22, 2021 and the Amended and Restated Certificate of Designation of the Series B Preferred Stock (the “Certificate of Designation”).

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August 2021 Private Placement

On August 30, 2021, we consummated the transactions contemplated by the securities purchase agreement with the investors party thereto, pursuant to which we issued in a private placement: (i) 2,266,673 shares of Common Stock at $1.50 per share (the “Per Share Purchase Price”) and (ii) warrants to acquire 2,266,673 shares of Common Stock at an exercise price of $1.50 per share (the “Exercise Price”), which became exercisable immediately upon issuance and which expire on August 29, 2026. If, at any time until the earlier of (i) the second anniversary August 30, 2021 and (ii) the date on which the Common Stock is listed on the Nasdaq (the “Expiration Date”) the Company sells or otherwise disposes of or issues Common Stock or Common Stock Equivalent (as defined in the Purchase Agreement) at a price per share that is lower than the Per Share Purchase Price (a “Dilutive Issuance Price” and any such issuance, a “Dilutive Issuance”) then, within five trading days after each Dilutive Issuance, the Company must issue and deliver an additional number of shares of Common Stock equal to the difference between (i) the number of shares of Common Stock that would have been issued if the Per Share Purchase Price had equaled the applicable Dilutive Issuance Price and (ii) the number of shares of Common Stock originally issued. Additionally, if, on any date prior to the Expiration Date, the 20-day VWAP of the Common Stock is less than the Per Share Purchase Price (any such 20-day VWAP, a “Dilutive VWAP Price”), then, five trading days after each such date, the Company shall issue and deliver an additional number of shares of Common Stock equal to the difference between (i) the number of shares of Common Stock that would have been issued if the Per Share Purchase Price had equaled $1.00 and (ii) the number of shares of Common Stock originally issued. In addition, if the Company issues or grants the right to purchase shares of Common Stock or Common Stock Equivalents at an effective price per share less than $1.50 (the “Base Share Price”), then the Exercise Price shall be reduced to equal the Base Share Price, and the number of shares issuable pursuant to the warrant shall be increased such that the aggregate Exercise Price paid remains the same.

The foregoing description of the August 2021 Private Placement and the securities issued in such financing are qualified in its entirety by reference to the applicable agreements, furnished as exhibits to our Current Reports on Form 8-K relating to the August 2021 Private Placement filed with the SEC on August 31, 2021.

Company Information

Creek Road Miners, Inc. (formerly known as) Wizard Brands, Inc., Wizard Entertainment, Inc., Wizard World, Inc. and GoEnergy, Inc., was incorporated in Delaware on May 2, 2001. We were initially involved in oil and gas exploration but ceased operations and abandoned any interests we had in such properties. On December 7, 2010, we entered into a Share Purchase and Share Exchange Agreement among us, an entity known as “Conventions” which was our former majority stockholder and shareholders of Conventions, under which Conventions became our wholly owned subsidiary. On August 27, 2014, we entered into a Joint Venture and Operating Agreement for a forty-seven and one half percent (47.5%) interest in CON TV, LLC (“CONtv”), with Cinedigm Entertainment Corp. (“Cinedigm”), ROAR, LLC and Bristol Capital, LLC. On November 16, 2015, the parties entered into an Amended and Restated Operating Agreement, effective as of July 1, 2015, which, among other things, restructured the business relationship between us and Cinedigm with respect to the ownership and operation of CONtv. Under that agreement, we greatly reduced and limited our obligations to the venture, while retaining a ten percent (10%) membership interest in CONtv. On December 29, 2014, we and a member of our Board of Directors (the “Board”) formed Wiz Wizard, LLC (“Wiz Wizard”) in the State of Delaware. On February 4, 2016, such member of the Board assigned his fifty percent (50%) membership interest to us. Consequently, Wiz Wizard became our wholly-owned subsidiary, which was subsequently dissolved in March 2019. On April 10, 2015, we and a third-party formed ButtaFyngas, LLC. We own fifty percent (50%) of the membership interests of ButtaFyngas, LLC, which is currently inactive. In 2018, we changed our name from Wizard World, Inc. to Wizard Entertainment, Inc. On July 29, 2020, we changed our name from Wizard Entertainment, Inc. to Wizard Brands, Inc. On July 9, 2021, we changed our name from Wizard Brands, Inc. to Creek Road Miners, Inc. as part of a move to expand operations into cryptocurrency mining.

Our principal executive offices are located at 2700 Homestead Road, Park City, UT 84098, and our telephone number is 650-525-0231. Our website address is www.wizardworld.com. The information on our website is not part of this prospectus. We have included our website address as an inactive textual reference and do not intend it to be an active link to our website.

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THE OFFERING

Shares Offered

Up to 19,733,346 shares of Common Stock, consisting of (i) 10,800,000 shares of Common Stock issuable upon the automatic conversion of the Series B Preferred Stock, issuable upon the exercise of the March Warrants issued in the March 2021 Private Placement, (ii) up to 4,400,000 shares of Common Stock issuable upon conversion of the Series B Preferred Stock issued in the March 2021 Private Placement, (iii) 2,266,673 shares of Common Stock issued in the August 2021 Private Placement, and (iv) 2,266,673 shares of Common Stock issuable upon the exercise the August Warrants.

Shares of Common Stock Outstanding prior to this Offering	6,170,792 shares of Common Stock.
Use of Proceeds

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of the Warrants if the holders do not exercise the Warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

The OTC Markets Ticker Symbol	CRKR
Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 6 of this prospectus.

Unless otherwise indicated, the number of shares of Common Stock outstanding prior to and after this offering is based on 6,170,792 shares of Common Stock outstanding as of August 31, 2021, and excluded as of such date:

●	789,250 shares of Common Stock issuable upon exercise of outstanding options under our 2020 Incentive Stock and Award Plan, 2016 Incentive Compensation and Award Plan and 2011 Incentive Compensation and Award Plan at a weighted exercise price of $1.75;

●	An aggregate of 4,210,750 shares of Common Stock reserved for potential future issuance pursuant to our 2020 Incentive Stock and Award Plan and 2016 Incentive Stock and Award Plan;

●	8,690,690 shares of Common Stock reserved for potential future issuance pursuant to conversion of our Series A Preferred Stock;

●	16,038,000 shares of Common Stock reserved for potential future issuance pursuant to conversion of our Series B Preferred Stock;

●	25,501,918 shares of Common Stock reserved for potential future issuance pursuant to conversion of the $2.5 million convertible debenture; and

●	12,633,340 shares of Common Stock issuable upon the exercise of warrants outstanding.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above and gives retroactive effect to the 1-for-20 reverse stock split effected on January 23, 2020.

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RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 10-K on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factor, which supplements or augments the risk factors set forth in our Annual Report on Form 10-K. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The sale of a substantial amount of our shares of Common Stock, including the resale of the shares issuable upon the exercise of the Warrants and conversion of the shares of Series B Preferred Stock held by the selling stockholders in the public market could adversely affect the prevailing market price of the Common Stock and have a substantial dilutive effect on our existing stockholders.

We are registering for resale up to 19,733,346 shares of Common Stock, consisting of (i) 10,800,000 shares of Common Stock issuable upon the automatic conversion of the Series B Preferred Stock, issuable upon the exercise of the March Warrants, (ii) up to 4,400,000 shares of Common Stock issuable upon conversion of the Series B Preferred Stock issued in the March 2021 Private Placement, (iii) 2,266,673 shares of Common Stock issued in the August 2021 Private Placement, and (iv) 2,266,673 shares of Common Stock issuable upon the exercise the August Warrants. 1,000,000 shares of Common Stock underlying Series B Preferred Stock was also registered under the Registration Statement on Form S-1 (File No. 333-255445) declared effective by the SEC on August 10, 2021. 16,038,000 shares of Common Stock remain issuable under the Series B Preferred Stock and the March Warrants. Sales of substantial amounts of shares of Common Stock in the public market, including by the selling stockholders, or the perception that such sales might occur, could adversely affect the market price of our Common Stock, and the market value of our other securities. We cannot predict if and when the selling stockholders will sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities convertible into shares of Common Stock. Any such issuance, the conversion of the outstanding shares of Series B Preferred Stock and the automatic conversion of the Series B Preferred Stock upon exercise of the March Warrants into shares of Common Stock could result in substantial dilution to our existing stockholders and could cause our stock price to decline. The following hypothetical scenarios describe potential issuances of Common Stock to the selling stockholders, without giving effect to the beneficial ownership limitations of a holder of Series B Preferred Stock as provided in the Certificate of Designation.

Scenario 1: Assuming a conversion date of May 11, 2021 and based on the Series B Conversion Price of $2.85 calculated as of such date, we will be required to issue up to 5,684,211 shares of Common Stock in the aggregate if the selling stockholders elect to convert all of the outstanding shares of Series B Preferred Stock and elect to exercise the March Warrants in full. Based on the market price of $3.30 per share of Common Stock as of May 11, 2021, the selling stockholders will hold Common Stock with an aggregate value of approximately $18.8 million. Therefore, assuming a sale price of $3.30 per share of Common Stock, the selling stockholders could realize an aggregate gross profit of $3.8 million, based on an initial investment of $5.0 million by the selling stockholders in the March 2021 Private Placement and $10.0 million payable to us by the selling stockholders upon exercise of the March Warrants in full.

Scenario 2 (Minimum Conversion Price Scenario): Based on the minimum Series B Conversion Price of $1.00, we will be required to issue up to 16,200,000 shares of Common Stock if the selling stockholders elect to convert all of the outstanding shares of Series B Preferred Stock and elect to exercise the March Warrants in full. Assuming a market price of $1.00 per share of Common Stock, the selling stockholders will hold Common Stock with an aggregate value of $16.2 million. Therefore, assuming a sale price of $1.00 per share of Common Stock, the selling stockholders could realize an aggregate gross profit of $1.2 million based on an initial investment of $5.0 million by the selling stockholders in the March 2021 Private Placement and $10.0 million payable to us by the selling stockholders upon exercise of the March Warrants in full.

In addition, pursuant to the Certificate of Designation, upon the occurrence of certain Triggering Events (as defined in the Certificate of Designation), including, without limitation, our failure to provide an effective registration permitting the sale of the securities offered hereby, our failure to timely deliver the shares issuable upon conversion of the Series B Preferred Stock and if we do not have shares authorized for issuance upon conversion of the Series B Preferred Stock, each holder of Series B Preferred Stock has the right to require us to adjust the Series B Conversion Price such that the conversion price will equal lesser of (x) lesser of (i) 125% of the VWAP during the 10 trading days immediately preceding the conversion date and (ii) 70% of the lowest VWAP on a trading day during the 10 trading days prior to and ending on, and including, the date of the Triggering Event, and (y) 70% of the lowest VWAP on a trading day during the 10 trading days prior to and ending on, and including, the conversion date, subject to a conversion price floor of $1.00. If elected by the holder, upon such Triggering Event, we will be required to instead pay to such holder, for each share of Series B Preferred Stock held, the sum of (a) the greater of (i) 120% of the aggregate stated value then outstanding and (ii) the product of (y) the VWAP on the trading day immediately preceding the date of the Triggering Event and (z) the stated value divided by the then conversion price, plus (b) all accrued but unpaid dividends thereon, plus (c) all liquidated damages and other costs, expenses or amounts due in respect of the Series B Preferred Stock. The foregoing description is qualified in its entirety by reference to the Certificate of Designation.

Finally, in regards to the Common Stock and the warrants issued pursuant to the August 2021 Private Placement, if, at any time until the earlier of (i) the second anniversary of August 30, 2021 and (ii) the Expiration Date the Company sells or otherwise disposes of or issues Common Stock or Common Stock Equivalent at a price per share that is lower than the Per Share Purchase Price, then, within five trading days after each Dilutive Issuance, the Company must issue and deliver an additional number of shares of Common Stock equal to the difference between (i) the number of shares of Common Stock that would have been issued if the Per Share Purchase Price had equaled the applicable Dilutive Issuance Price and (ii) the number of shares of Common Stock originally issued. For example, if we sell or dispose of Common Stock at a price of $1.00, we would be required to issue and deliver approximately $1,166,670 shares of Common Stock. Additionally, if, on any date prior to the Expiration Date, the 20-day VWAP of the Common Stock is less than the Per Share Purchase Price, then five trading days after each such date, the Company shall issue and deliver an additional number of shares of Common Stock equal to the difference between (i) the number of shares of Common Stock that would have been issued if the Per Share Purchase Price had equaled $1.00 and (ii) the number of shares of Common Stock originally issued. In this case, we would be obligated to issue $1,166,670. In addition, if the Company issues or grants the right to purchase shares of Common Stock or Common Stock Equivalents at an effective price per share less than $1.50, then the Exercise Price shall be reduced to equal the Base Share Price, and the number of shares issuable pursuant to the warrant shall be increased such that the aggregate Exercise Price paid remains the same. For example, if the effective price were $1.00 per share, then we would be required to increase the number of shares issuable pursuant to the August Warrants by 1,166,670.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the documents that are incorporated by reference, contain “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”)). Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “would” or the negative of these words and similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our Common Stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement.

Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus, in our Annual Report on Form 10-K or any of our other filings with the SEC that is incorporated by reference herein. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

●	the availability and adequacy of cash flow to meet our requirements;

●	economic, competitive, demographic, business and other conditions in the our local and regional markets;

●	changes in our business and growth strategy, including our ability to successfully operate and expand the NFT mining activities;

●	changes or developments in laws, regulations or taxes in the entertainment industry;

●	actions taken or not taken by third-parties, including our contractors and competitors;

●	the availability of additional capital; and

●	other factors discussed under the section entitled “Risk Factors” or elsewhere in the Annual Report on Form 10-K.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. You should read this prospectus and the documents that we reference herein and have filed as exhibits to the Annual Report on Form 10-K, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date hereof. Because the risk factors referred to in this prospectus, in our Annual Report on Form 10-K or any of our other filings with the SEC, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. All net proceeds from the sale of the shares of Commons Stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their shares of Common Stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Warrants and issuance of the warrant shares to the extent that the Warrants are exercised for cash. The Warrants, however, are exercisable on a cashless basis only under certain circumstances. If the Warrants are exercised for cash in full, the gross proceeds would be approximately $13,500,010. We intend to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes and working capital.

Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. We can make no assurances that the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

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DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices. For more information, see “Plan of Distribution.”

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those shares of Common Stock issuable upon the automatic conversion of the Series B Common Stock upon the exercise of the March Warrants and those shares of Common Stock issuable upon conversion of the Series B Preferred Stock previously issued in connection with the March 2021 Private Placement, and the shares of Common Stock issued in the August 2021 Private Placement and shares of Common Stock issuable upon conversion of the August Warrants. For additional information on the private placements and regarding the issuance of the securities in such private placement, see “Prospectus Summary – March 2021 Private Placement” and “Prospectus Summary – August 2021 Private Placement.” We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares of Common Stock for resale from time to time. Except for the ownership of the Common Stock, Warrants, and Series B Preferred Stock issued, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The column entitled “Number of Shares of Common Stock Owned Prior to this Offering” lists the number the shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of shares of Common Stock, the Series B Preferred Stock, and the Warrants to purchase the shares of Common Stock, as applicable to each selling stockholder, as of August 31, 2021, assuming exercise of the Warrants in full and the conversion of the Series B Preferred Stock into the maximum shares of Common Stock issuable thereunder held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Under the terms of the Certificate of Designation, a selling stockholder may not convert the shares of Series B Preferred Stock, to beneficially own a number of shares of Common Stock which would exceed 9.99% of our then outstanding shares of Common Stock immediately after giving effect to such conversion. Additionally, under the terms of the Common Stock Purchase Warrant, a selling stockholder may not exercise the August Warrants to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock immediately after giving effect to such exercise. The number of shares in the table below do not reflect these limitations.

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After the Offering	Percentage of Shares of Common Stock Owned After the Offering
Leviston Resources LLC	16,108,000	(1)	15,200,000	-	-
Alpha Capital Anstalt	1,200,000	(2)	1,200,000	-	-
Bronfman Family Investment Partnership LLLP	266,668	(3)	266,668	-	-
Jeffrey Bronfman Revocable Living Trust	266,668	(4)	266,668	-	-
Kevin R. Contreras Family Trust	133,334	(5)	133,334	-	-
The Rosalinde and Arthur Gilbert Foundation	1,000,000	(6)	1,000,000	-	-
The 1998 Insurance Trust for Ashley Ziman	66,668	(7)	66,668	-	-
The 1998 Insurance Trust for Michele Ziman	66,668	(8)	66,668	-	-
The RSZ Trust	333,334	(9)	333,334	-	-
Melissa Ann Held Bordy GST Exempt Trust	266,668	(10)	266,668	-	-
Joseph Held GST Exempt Trust	266,668	(11)	266,668	-	-
Robert Held GST Exempt Trust	266,668	(12)	266,668	-	-
Citrus Hill Trust	133,334	(13)	133,334	-	-
Georgina Asset Management, LLC 401(k) PSP	133,334	(14)	133,334	-	-
LAMA Investments LLC	133,334	(15)	133,334	-	-

(1)	Represents 10,800,000 shares of Common Stock issuable upon exercise of the March Warrants and 4,400,000 shares of Common Stock issuable upon conversion of the Series B Preferred Stock. 70,000 shares of Common Stock and 838,000 shares of Common Stock issuable upon conversion of the Series B Preferred Stock are registered under the Registration Statement on Form S-1 (File No. 333-255445) declared effective by the SEC on August 10, 2021.
(2)	Represents 600,000 shares of Common Stock issued in the August 2021 Private Placement and 600,000 shares of Common Stock issuable upon exercise of the August Warrants. Such shares issuable upon exercise of the warrants are not presently beneficially owned and are subject to the exercise limitations pursuant to the terms of the August Warrants, preventing any exercise pursuant to which the holder would beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock immediately after giving effect to such exercise.
(3)	Represents 133,334 shares of Common Stock issued in the August 2021 Private Placement and 133,334 shares of Common Stock issuable upon exercise of the August Warrants.
(4)	Represents 133,334 shares of Common Stock issued in the August 2021 Private Placement and 133,334 shares of Common Stock issuable upon exercise of the August Warrants.
(5)	Represents 66,667 shares of Common Stock issued in the August 2021 Private Placement and 66,667 shares of Common Stock issuable upon exercise of the August Warrants.
(6)	Represents 500,000 shares of Common Stock issued in the August 2021 Private Placement and 500,000 shares of Common Stock issuable upon exercise of the August Warrants.
(7)	Represents 33,334 shares of Common Stock issued in the August 2021 Private Placement and 33,334 shares of Common Stock issuable upon exercise of the August Warrants.
(8)	Represents 33,334 shares of Common Stock issued in the August 2021 Private Placement and 33,334 shares of Common Stock issuable upon exercise of the August Warrants.
(9)	Represents 166,667 shares of Common Stock issued in the August 2021 Private Placement and 166,667 shares of Common Stock issuable upon exercise of the August Warrants.
(10)	Represents 133,334 shares of Common Stock issued in the August 2021 Private Placement and 133,334 shares of Common Stock issuable upon exercise of the August Warrants.
(11)	Represents 133,334 shares of Common Stock issued in the August 2021 Private Placement and 133,334 shares of Common Stock issuable upon exercise of the August Warrants.
(12)	Represents 133,334 shares of Common Stock issued in the August 2021 Private Placement and 133,334 shares of Common Stock issuable upon exercise of the August Warrants.
(13)	Represents 66,667 shares of Common Stock issued in the August 2021 Private Placement and 66,667 shares of Common Stock issuable upon exercise of the August Warrants.
(14)	Represents 66,667 shares of Common Stock issued in the August 2021 Private Placement and 66,667 shares of Common Stock issuable upon exercise of the August Warrants.
(15)	Represents 66,667 shares of Common Stock issued in the August 2021 Private Placement and 66,667 shares of Common Stock issuable upon exercise of the August Warrants.

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DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our Common Stock and, to the extent the rights of the Series A Preferred Stock and Series B Preferred Stock may materially limit or qualify the rights evidenced by our Common Stock, we describe our Series A Preferred Stock and Series B Preferred Stock. This description of the terms of our Common Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware General Corporation Law (“DGCL”), and the full text of our amended and restated certificate of incorporation (“Certificate of Incorporation”) and our bylaws (“Bylaws”).

As of August 31, 2021, our authorized share capital consists of 100,000,000 shares of Common Stock, of which 6,170,792 were outstanding, 5,000,000 shares of preferred stock, including 500,000 shares of Series A Preferred Stock, of which 217,267 were outstanding and 20,000 shares of Series B Preferred Stock, of which 5,000 were outstanding.

We implemented a 1-for-20 reverse stock split of our outstanding shares of Common Stock that was effective on January 23, 2020. All share and related option and warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from this action.

Common Stock

Holders of our Common Stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for our operations and expansion. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue.

Preferred Stock

Under the terms of the Certificate of Incorporation, our Board is expressly granted authority to authorize the issuance from time to time of shares of preferred stock in one or more series, for such consideration and for such corporate purposes as our Board may from time to time determines, and by filing a certificate pursuant to applicable law of the State of Delaware to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent permitted by the Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof.

Series A Preferred Stock

Holders of our Series A Preferred Stock are entitled to the number of votes per share equal to 2,000 shares of Common Stock. Holders of our Series A Preferred Stock are entitled to receive a cumulative dividend on each share of Series A Preferred Stock issued and outstanding at the rate of twelve percent (12%) per annum on the Aggregate Stated Value (as defined in the Certificate of Designation and Restatement of Rights, Preferences and restrictions of Series A Preferred Stock, the “Series A Certificate of Designation”) then in effect, payable quarterly on January 1, April 1, July 1 and October 1. Such dividend is payable in cash but may be paid in shares of Common Stock in our sole discretion if the shares of Common Stock are listed on a national securities exchange. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of our Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of Common Stock by reason of their ownership thereof, for each share held, an amount equal to the Stated Value (as defined in the Series A Certificate of Designation), plus unpaid dividends, if any. The Series A Preferred Stock is convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Aggregate Stated Value by the Conversion Price (as defined in the Series A Certificate of Designation), in effect on the date the certificate is surrendered for conversion, initially set at $0.25. Each share of Series A Preferred Stock is redeemable at the option of the holder for the payment of cash by us to the holder equal to the Aggregate Stated Value of the shares that the holder elects to redeem. The Series A Preferred Stock is entitled to certain protective provisions and we may not take certain actions without the written consent of at least a majority of the Series A Preferred Stock, including, without limitation, amend, alter or repeal any provision of the Series A Certificate of Designation to change the rights of the Series A Preferred Stock, create or authorize additional class or series of stock senior to the Series A Preferred Stock or create, authorize the creation of, issue or authorize the issuance of, any debt security which is convertible into or exchangeable for any equity security, if such equity security ranks senior to the Series A Preferred Stock as to dividends or liquidation rights.

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Series B Preferred Stock

Holders of our Series B Preferred Stock have no voting rights. Holders of our Series B Preferred Stock are entitled to receive a cumulative dividend on each share of Series B Preferred Stock issued and outstanding at the rate of five percent (5%) per annum, in cash or at the Holder’s option, in fully paid and non-assessable shares of Series B Preferred Stock, at the Dividend Conversion Rate (as defined in the Certificate of Designation). Such dividends are payable quarterly on January 1, April 1, July 1 and October 1. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of our Series B Preferred Stock are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of Common Stock and Common Stock Equivalents (as defined in the Certificate of Designation, and which includes the Series A Preferred Stock) by reason of their ownership thereof, for each share held an amount equal to the Stated Value (as defined in the Certificate of Designation), plus unpaid dividends or liquidated damages, if any. The Series B Preferred Stock is convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Series B Conversion Price, subject to a minimum of $1.00, but not to exceed $1.50, subject to further adjustment in the event that the Company, subject to certain exemptions, disposes of or issues any common stock or securities convertible into, exercisable, or exchangeable for common stock for no consideration or for consideration less than the applicable Series B Conversion Price in effect immediately prior to such issuance. We are entitled to redeem some or all of the outstanding shares of Series B Preferred Stock for cash in an amount equal to the Optional Redemption Amount (as defined in the Certificate of Designation). The Series B Preferred Stock is entitled to certain protective provisions and we may not take certain actions without the written consent of at least fifty one percent (51%) in Stated Value of the outstanding shares of the Series B Preferred Stock, including, without limitation, amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws that materially and adversely affects the rights of the Series B Preferred Stock, pay cash dividends or distributions on Junior Securities (as defined in the Certificate of Designation), or repay, repurchase or offer to repay, or otherwise acquire more than a de minimis number of shares of Common Stock, Common Stock Equivalents (as defined in the Certificate of Designation) or Junior Securities.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Certain provisions of our Certificate of Incorporation and our Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and our Bylaws and Delaware law, as applicable, among other things:

●	provide our Board with the ability to alter the Bylaws without stockholder approval (subject to rights of the holders of our preferred stock);

●	provide that special meetings of our stockholders may be called only by a majority of the directors, the Chairman of our Board or the Chief Executive Officer;

●	place limitations on the removal of directors; and

●	provide that vacancies on our Board may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Advance Notice Bylaws. Our Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Interested Stockholder Transactions. We may become subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

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Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors and our Certificate of Incorporation includes such an exculpation provision. Our Certificate of Incorporation includes provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Certificate of Incorporation also provides that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Certificate of Incorporation expressly authorizes us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees from some liabilities. The limitation of liability and indemnification provisions in our Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598. The telephone number of VStock Transfer, LLC is (212) 828-8436.

Listing

Our Common Stock is listed on The OTC Markets under the symbol “CRKR”.

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PLAN OF DISTRIBUTION

We are registering 19,733,346 shares of Common Stock, including shares of Common Stock issuable upon exercise of the Warrants and the conversion of the Series B Preferred Stock, to permit the resale of these shares of Common Stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock other than proceeds from the cash exercise of the Warrants, if exercised in cash. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part or a prospectus supplement. In the post-effective amendment or the prospectus supplement, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of Common Stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

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LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated balance sheets of Creek Road Miners, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements, have been incorporated by reference herein and in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC, under the Securities Act, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document.

Because we are subject to the information and reporting requirements of the Exchange Act, we file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. We also maintain a web site at www.wizardworld.com, through which you can access our SEC filings. The references to the SEC’s website and our website do not constitute incorporation by reference of the information contained on, or that can be accessed through, the websites, and you should not consider the contents of the websites in making an investment decision with respect to our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below that have been previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 29, 2021;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 17, 2021 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 13, 2021; and

●	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 3, 2021, April 2, 2021, July 15, 2021, July 22, 2021, August 10, 2021, and August 31, 2021.

We also incorporate by reference all future documents (except as to any portion of any report or document that is not deemed filed under such provisions) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus and prior to the termination of the offering.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Investor Relations, Creek Road Miners, Inc., 2700 Homestead Road, Park City, UT 84098, 650-525-0231. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investor Relations” page of our website at www.wizardworld.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our securities.

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